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Exhibit 12

                         ADVANTA CORP. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                THREE MONTHS ENDED                SIX MONTHS ENDED
($ IN THOUSANDS)                                                     JUNE 30,                          JUNE 30,
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                                                               2003            2002            2003            2002
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
Income from continuing operations                            $ 6,281         $ 7,124         $12,186          $11,358
Income tax expense                                             3,932           4,459           7,628            7,110
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Earnings before income taxes                                  10,213          11,583          19,814           18,468
Fixed charges:
  Interest                                                    13,111          12,369          24,382           25,479
  One-third of all rentals                                       664             437           1,304              923
  Preferred stock dividend of subsidiary trust                 2,248           2,248           4,495            4,495
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  Total fixed charges                                         16,023          15,054          30,181           30,897
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Earnings before income taxes and fixed charges               $26,236         $26,637         $49,995          $49,365
Ratio of earnings to fixed charges(1)                           1.64 x          1.77 x          1.66 x           1.60 x
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(1)      For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the portion deemed representative of the interest factor) of rental expense on operating leases, and preferred stock dividends of subsidiary trust.